Exhibit 3.1(hh)

CERTIFICATE OF FORMATION

OF

EARTHLINK CARRIER, LLC

1.                                      The name of the limited liability company is EarthLink Carrier, LLC.

2.                                      The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

3.                                      This Certificate of Formation shall be effective upon its filing.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of EarthLink Carrier, LLC, this 3rd day of October, 2012.

/s/ Samuel R. DeSimone
Samuel R. DeSimone, an Authorized Person